Exhibit 3.1

Second Articles of Amendment

of

Lightstone Real Estate Income Trust, Inc.

THIS IS TO CERTIFY THAT:

FIRST: Pursuant to Section 2-605 of the Maryland General Company Law (the “MGCL”), Lightstone Real Estate Income Trust, Inc. (the “Company”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND: Article I of the Company’s charter shall be amended as follows:

The name of the corporation is Lightstone Value Plus REIT IV, Inc. (the “Company”).

THIRD: This amendment to the Company’s charter was approved by a majority of the entire Board of Directors of the Company. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Company’s stockholders.

FOURTH: The undersigned President and Chief Operating Officer of the Company acknowledges these Second Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, further acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused these Second Articles of Amendment to be signed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Secretary on this 10th day of September, 2021.

Lightstone Real Estate Income Trust, Inc.

By:	/s/ Mitchell C. Hochberg
Mitchell C. Hochberg
President and Chief Operating Officer

ATTEST:

By:	/s/ Joseph E. Teichman
Joseph E. Teichman
General Counsel and Secretary

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